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                                                                      Exhibit O
                                                                      ---------

MILLENNIUM FINANCIAL GROUP, INC.
________________________________________________________________________________

April 4, 1997

Mr. M.A. Bell
Alcan Aluminum Limited
1188 Sherbrooke Street West
Montreal, Quebec
Canada  H3A 3G2

Via Facsimile: 514-848-1444

Dear Mr. Bell:

Pursuant to your previous discussions with Mr. McCrory, I would like to request confirmation of the following....

Alcan has agreed to sell 1,401,925 common stock shares of Unique Mobility, Inc. at a gross price of $2.77 per share, less .10 per share commission, for a net to Alcan of $2.67 per share.

Upon receipt of your written confirmation of the above, we shall attempt to arrange the trade early next week with closing price to the middle of April.

Should you have any questions please call.

Best Regards,

/s/ S. Gluck

Shelley Gluck
Sec./Treasurer

                                I agree with the above terms of sale.

                                /s/ Michel A. Bell               4 April 1997
                                Alcan Aluminum Limited

SG/mka
cc:  Lugano
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